Exhibit 99.1

Contact:	David Lilly	Chris A. McFadden
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(718) 676-8940
CARVER BANCORP, INC. ANNOUNCES FISCAL YEAR 2010 AND FOURTH QUARTER EARNINGS
Reports Fiscal Year 2010 Net Loss of $1.0 Million and
Fourth Quarter Net Loss of $2.2 Million;
Board Reduces Quarterly Dividend to $0.025 Per Common Share
Restates Results for Second Quarter 2010 to
Reflect the Correct Estimated Fair Value
of Certain Residential Mortgage Loans
New York, New York, July 15, 2010 — Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for its fiscal year ended March 31, 2010 (“fiscal 2010”) and its fourth quarter ended March 31, 2010.
The Company reported a net loss of $2.2 million, or loss per diluted share of $0.97, for the fourth quarter of fiscal 2010 compared to a net loss of $1.1 million, or loss per diluted share of $0.48, for the prior year period. The Company reported a net loss of $1.0 million, or loss per diluted share of $0.79, for fiscal 2010 compared to a net loss of $7.0 million, or loss per diluted share of $2.87, for fiscal 2009. The net loss for fiscal 2010 reflects an increase in provision for loan losses which were partially offset by an improved net interest margin and higher fee revenue resulting primarily from Carver’s New Markets Tax Credit (NMTC) transactions. In addition, fiscal 2009 included a $7.1 million non-cash goodwill impairment charge.
Deborah C. Wright, the Company’s Chairman and CEO, stated: “Our focus at Carver this fiscal year has been on managing credit, reducing risk in the total loan portfolio, and enhancing liquidity and capital in a deteriorating environment. Even with these achievements, our fiscal 2010 loss largely reflects ongoing challenges in the regional and national economy, with which the banking industry continues to grapple. Since New York City lagged the national recession, its recovery is also delayed. As a consequence, our business markets, particularly credit conditions, continue to face significant challenges.”
“Our loan loss provision of $4.6 million in the fourth quarter, compared to $1.9 million year-over year and $1.3 million in the third quarter of fiscal 2010, reflects deteriorating credit conditions and market valuations and were predominantly related to our construction and commercial real estate portfolios. The total loan loss provision for fiscal 2010 was $7.8 million compared to $2.7 million for fiscal 2009. In addition, this quarter’s loss includes a one-time item, namely an $850,000 charge related to the alleged theft of cash entrusted to Carver’s armored car vendor. We continue to pursue all avenues available to us for the return of our funds.”
“Total delinquencies decreased year over year by 1.52% to $70.7 million or 8.78% of total assets. However, non-performing assets were up 81.9% to $47.6 million or 5.9% of total assets as delinquencies over 90 days and other impaired loans increased. The largest component of our non-performing assets are comprised of loans originated and serviced by the Community Preservation Corporation (“CPC”), a non-profit organization with whom over 70 financial institutions participate in providing mortgage, construction and other lending for affordable housing. While demand for affordable housing in our markets remains substantial, dislocations in the secondary markets over the past two years have presented significant challenges. As a result, we increased charge offs to $2.9 million, or 0.43% of total loans in fiscal 2010 compared to $0.5 million, or 0.08% of loans during fiscal 2009. The total allowance of $12.0 million represents 1.8% of the total loan portfolio and 25.2% of non-performing loans. We continue to take a very proactive approach to problem loan resolution, which is yielding positive results. However, the economic recovery remains uneven and challenging for the communities we serve. Our work to resolve these issues is likely to continue over the course of the next fiscal year, before we reach pre-recession delinquency levels.”

“In addition to credit resolution we have focused on strengthening our balance sheet. We continue to make progress in reducing concentrations in certain asset classes, including construction loans, and have revised our concentration guidelines for all asset classes. For example, through payoffs and problem loan resolution, our construction portfolio is now 16.6% of total loans, down from 21.8%, in fiscal 2009. On the liability side of the balance sheet, total deposits are flat, however the mix improved as core deposit growth was utilized to replace certain institutional deposits. Based on promising results from our new Flatbush Avenue Branch and our relocated Bedford-Stuyvesant Branch, we expect to continue to deploy new deposit growth to reduce borrowings, in furtherance of our desire to enhance liquidity and better position our balance sheet for anticipated increases in interest rates. Finally, we also enhanced liquidity by participating in the FDIC’s Term Liquidity Guarantee Program, raising $14.1 million at an attractive interest rate.”
“Carver’s margin remains strong at 3.92% up from 3.55% in fiscal 2009. Fee income is growing modestly but steadily as we add new retail customers. We also achieved significant fee income by investing Carver’s New Markets Tax Credits in community development projects providing business financing, housing and retail and community facilities in our communities. Finally, we continued to make progress in reducing costs, despite ever escalating regulatory, credit and other expenses including substantially increased FDIC premiums.”
Board Reduces Quarterly Dividend to $0.025 Per Common Share
On July 14, 2010, the Company’s Board of Directors declared a cash dividend on its common stock of two and one-half cents ($0.025) per share for the fourth quarter. The dividend will be payable on July 30, 2010, to stockholders of record at the close of business on July 16, 2010. Ms. Wright said: “On the capital front, our Board has taken the difficult step of reducing the quarterly dividend to stockholders. We believe this decision is prudent and consistent with industry peers to preserve capital in recognition of the challenging economic environment we continue to face.” We encourage our stockholders to review our Annual Report on Form 10-K, which was filed previously, for a more extensive discussion of these important matters related to your company.
Income Statement Highlights
Fourth Quarter Results
The Company reported a net loss for the quarter ended March 31, 2010 of $2.2 million compared to a net loss of $1.1 million for the prior year period. The increased net loss is the result of a higher provision for loan losses partially offset by an increase in net interest margin, an increase in non-interest income, and a decrease in non-interest expense.

Net Interest Income
Interest income was essentially flat for the fourth quarter compared to the prior year quarter as earnings on higher average loan balances were offset by the effect of a higher balance of non-performing loans, lower average loan yields and lower average balances and yields on securities.
Interest expense decreased by $0.7 million, or 22.4%, to $2.6 million for the fourth quarter compared to $3.3 million for the prior year period. The decrease was primarily the result of a decrease in interest expense on deposits of $0.9 million. This decrease in interest expense reflects a 49 basis point decrease in the average cost of interest-bearing liabilities to 1.49% for the fourth quarter compared to an average cost of 1.98% for the prior year period. The decrease in the average cost of interest bearing liabilities was primarily due to downward re-pricing of certificates of deposits and an increase in money market balances which generally carry lower interest rates than certificates of deposit.
Provision for Loan Losses
The Company recorded a $4.6 million provision for loan losses for the fourth quarter compared to $1.9 million for the prior year period. The provision is in response to the Company’s current levels of delinquencies and non-performing loans and the uncertainty caused by the uneven economic recovery in the real estate market and the New York City economy.
Non-interest Income
Non-interest income increased $1.0 million, or 148.1%, to $1.7 million for the fourth quarter compared to $0.7 million for the prior year period. The increase was primarily due to the completion of several NMTC transactions which generated $0.5 million of fee income compared to a loss on sale of loans of $0.3 million in the prior year period.
Non-interest Expense
Non-interest expense decreased by $0.7 million, or 8.7%, to $7.6 million compared to $8.4 million for the prior year period. This decrease was primarily due to lower occupancy and equipment expense of $0.6 million resulting from the Company’s branch optimization strategy and a $0.1 million decrease in other non-interest expense.
Income Taxes
The income tax benefit was $1.1 million for the fourth quarter compared to a $1.9 million tax benefit for the prior year period and is primarily due to the Company’s lower loss before income taxes in the current quarter compared to the prior year quarter. The current quarter reflects tax credits of $0.6 million on NMTC investment transactions versus tax credits on NMTC transactions of $0.5 million in the prior year quarter.
Restatement of Second Quarter Fiscal 2010 to Reflect the Correct Estimated Value of Certain Residential Mortgage Loans
The Company has restated its previously reported operating results for the second fiscal quarter ended September 30, 2009 to adjust the estimated fair value of certain residential mortgage loans that were classified as Held for Sale and reported at the lower of cost or fair value as of September 30, 2009. The loans were transferred from Held for Sale to Held for Investment, effective October 1, 2009. As a result of the correction, net income for the second fiscal quarter was adjusted from an $819,000 profit to a $309,000 loss for the quarter. The Company disclosed details on the financial impact in a previously filed 8-K. This restatement of second fiscal quarter results is reflected in the operating results reported for the full year ended March 31, 2010. For additional information, please review the Company’s Form 10-K for the year ended March 31, 2010.

Fiscal Year 2010 Results
The net loss for fiscal 2010, was $1.0 million compared to a net loss of $7.0 million for the prior fiscal year. The smaller net loss for fiscal 2010 was the result of an increase in provision for loan losses mostly offset by an increase in net interest income, an increase in non-interest income, and a decrease in non-interest expense primarily due to the non-cash goodwill impairment charge recorded in fiscal 2009.
Net Interest Income
Interest income decreased $1.5 million, or 3.7%, to $40.5 million for fiscal 2010 compared to $42.0 million for the prior year period. The decrease was primarily the result of a $1.9 million decrease in interest income on loans partially offset by an increase in interest income on securities. The decrease in interest income reflects a reduction in the yield on interest-earning assets of 46 basis points to 5.39% for fiscal 2010 compared to a yield of 5.85% for the prior year period. This decrease in yield on interest earning assets was primarily the result of a 47 basis point reduction in the yield on loans of which 19 basis points was due to a higher level of non-performing loans and the remainder primarily due to new loan originations coming on at lower interest rates. The increase in interest income on mortgage-backed securities was primarily the result of an increase in the average balance of mortgage-backed securities from $50.0 million in the prior year period to $64.7 million in the current period.
Interest expense decreased $5.5 million, or 33.3%, to $11.0 million in fiscal 2010 compared to $16.5 million for the prior year. The decrease in interest expense resulted primarily from an 88 basis point decrease in the average cost of interest-bearing liabilities to 1.63% for fiscal 2010 compared to an average cost of 2.51% for the prior year as higher cost institutional deposits were replaced by lower cost core deposits and transactional accounts. This improvement was partially offset by growth in the average balance of interest-bearing liabilities of $17.5 million, or 2.7%, to $675.6 million at March 31, 2010, compared to $658.1 million for the prior year.
Provision for Loan Losses
The Bank recorded a $7.8 million provision for loan losses in fiscal 2010 compared to $2.7 million for the prior year period. The increased provision is in response to the Company’s current levels of delinquencies and non-performing loans and the uncertainty caused by the uneven economic recovery in the real estate market and the New York City economy.
Non-interest Income
Non-interest income decreased $0.1 million to $5.1 million in fiscal 2010 compared to $5.2 million for the prior year period. The decrease is primarily due to the reduction of the carrying value of 1-4 family mortgages previously held for sale of $2.1 million, offset by $1.0 million of fees recognized during fiscal 2010 related to several NMTC transactions, a gain on the sale of securities of $0.4 million and a $1.2 million gain on the sale of a Bank-owned building. The sale of this building was part of the Bank’s strategy to optimize branch locations.

Non-interest Expense
Non-interest expense decreased $7.3 million, or 19.2%, to $30.6 million in fiscal 2010 compared to $37.8 million for the prior year period. This improvement is primarily due to the $7.1 million non-cash goodwill impairment charge incurred in the prior year period. Additionally, expenses decreased $0.9 million for employee compensation and benefits on lower staffing levels and discretionary compensation, $0.5 million in occupancy and equipment costs resulting from the branch optimization strategy, and $0.4 million in consulting fees. These decreases in expense were partially offset by an increase of $1.1 million in FDIC insurance premiums.
Income Taxes
The Bank recorded a tax benefit of $2.9 million in fiscal 2010 compared to a tax benefit of $3.2 million for the prior year period. The lower tax benefit in fiscal 2010 is a result of the taxable income generated versus the taxable loss in the prior year period. The total tax benefit for fiscal 2010 reflects tax credits of $2.3 million generated by NMTC investment transactions versus $2.0 million in fiscal 2009.
Financial Condition Highlights
At March 31, 2010, total assets increased $14.0 million, or 1.8%, to $805.4 million compared to $791.4 million at March 31, 2009. Cash and cash equivalents increased $25.0 million, net loans increased $2.9 million, other assets increased $4.6 million, and the deferred tax asset increased $4.1 million. These increases were partially offset by a decrease in investment securities of $19.4 million and a decrease in office properties and equipment of $3.2 million.
Cash and cash equivalents increased $25.0 million, or 187.4%, to $38.3 million at March 31, 2010, compared to $13.3 million at March 31, 2009. This increase was driven by a $29.3 million increase in cash and due from banks, partially offset by a $4.3 million decrease in money market investments. The Company took steps in the third and fourth quarters of fiscal 2010 to expand liquidity through its $14.1 million participation in the FDIC’s Temporary Liquidity Guarantee Program, a successful deposit campaign focused on increasing the Bank’s core deposit base, investing in shorter duration liquid investments and reducing the Bank’s outstanding borrowings from the Federal Home Loan Bank of New York. The Company expects to maintain excess liquidity until more unconstrained access to funding returns to the markets. By maintaining this extra liquidity on our balance sheet, the Company chose to forego $0.1 million in potential revenue during the fourth quarter of fiscal 2010.
Total securities decreased $19.4 million, or 25.9%, to $55.4 million at March 31, 2010, compared to $74.8 million at March 31, 2009, reflecting a decrease of $16.9 million in available-for-sale securities and a $2.5 million decrease in held-to-maturity securities. Cash flows generated from the Bank’s securities portfolio were not immediately reinvested in the fourth quarter of fiscal 2010 in an effort to maintain flexibility during a period of higher than normal volatility in the securities markets.

Total loans receivable, increased $7.8 million, or 1.2%, to $670.0 million at March 31, 2010, compared to $662.2 million at March 31, 2009. The increase was primarily the result of an increase in commercial business loans of $17 million, offset by a decrease in real estate mortgage loans (including loans held for sale) of $8 million (adjusted for a $7 million reclassification made between commercial business loans and commercial non-residential mortgage loans for regulatory reporting purposes). Construction loans decreased $27 million as Carver ceased originations of new construction loans given both the extended downturn in the local real estate markets and our efforts to reduce risk in this asset class. One-to-four family residential mortgage loans decreased $14 million as loan pay downs exceeded new loan originations. These reductions were offset by growth in commercial non-residential mortgage loans which increased $22 million and multifamily mortgage loans which increased $9 million on net new originations.
Office properties and equipment decreased $3.1 million, or 20.7%, to $12.1 million at March 31, 2010, compared to $15.2 million at March 31, 2009, primarily due to the sale of a Bank-owned building and the write-down of certain fixed assets as a result of the relocation and closure of two other branches. An integral part of this strategy was the opening of Carver’s two newest branches located at 1392 Fulton Street at Restoration Plaza and at 833 Flatbush Avenue in Brooklyn, NY. These branches are located in historically high growth neighborhoods in Brooklyn and represent a tremendous opportunity for Carver given the substantial presence of small businesses, non-profit institutions, and consumers, in communities where Carver’s brand is well recognized.
The deferred tax asset increased $4.1 million, or 40.2%, to $14.3 million at March 31, 2010, compared to $10.2 million at March 31, 2009 primarily due to increased tax credits on NMTC investments. The Company expects to receive additional NMTC tax credits of approximately $7.8 million through the period ending March 31, 2014. The Company’s ability to utilize the deferred tax asset generated by NMTC as well as other deferred tax assets, depends on its ability to generate sufficient taxable income from operations or from potential tax strategies to generate taxable income in the future.
Other assets increased $4.6 million, or 92.7%, to $9.6 million at March 31, 2010, compared to $5.0 million at March 31, 2009, primarily due to an increase in prepaid expenses of $4.0 million related to the prepayment of FDIC insurance premiums.
Total liabilities increased $16.8 million, or 2.3%, to $743.9 million at March 31, 2010, compared to $727.1 million at March 31, 2009. The increase in total liabilities was primarily due to a $14.1 million two-year term borrowing issued under the FDIC’s TLGP in the third quarter of fiscal 2010.
Deposits decreased $0.2 million, or 0.03%, to $603.2 million at March 31, 2010, compared to $603.4 million at March 31, 2009. Deposits were essentially flat year over year as we replaced $25 million of certain institutional deposits with core deposits, money market accounts, and operating accounts.

Advances from the FHLB-NY and other borrowed money increased $16.6 million, or 14.4%, to $131.6 million at March 31, 2010, compared to $115.0 million at March 31, 2009. The increase in advances and other borrowed money was primarily the result of issuing a $14.1 million two-year term borrowing under the FDIC’s TLGP via a private placement to take advantage of the low interest rate environment. The interest rate on the TLGP borrowing of 1.69% is substantially lower than the weighted average rate of 3.40% on the remainder of the Bank’s borrowings.
Total stockholders’ equity decreased $2.8 million, or 4.3%, to $61.6 million at March 31, 2010, compared to $64.3 million at March 31, 2009. The decrease in total stockholders’ equity was primarily attributable to a net loss for the twelve months ended March 31, 2010 totaling $0.2 million plus dividends paid of $1.9 million (common dividends of $0.9 million and U.S. Treasury’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”) dividends of $1.0 million). The Bank’s capital levels exceed all regulatory requirements of a well-capitalized financial institution.
In February 2010, the U.S. Treasury announced the creation of the Community Development Capital Initiative (“CDCI”) in recognition of the unique role of Community Development Financial Institutions (“CDFIs”) as lenders in disadvantaged communities. CDFI’s that are participants in the TARP CPP may apply to exchange existing TARP CPP for CDCI capital. Carver’s application is currently under review by the U.S. Treasury and if approved would decrease dividend payments by $560,000 annually. In addition the capital is available for an additional seven years from issuance.
Asset Quality
At March 31, 2010, non-performing assets totaled $47.6 million, or 5.91% of total assets compared to $26.2 million or 3.31% of total assets at March 31, 2009. The Company continues to proactively manage delinquent loans to address the impact of non-performing assets.
The allowance for loan losses was $12.0 million at March 31, 2010, which represents a ratio of the allowance for loan losses to non-performing loans of 25.2% compared to 27.40% at March 31, 2009. The ratio of the allowance for loan losses to total loans was 1.79% at March 31, 2010 up from 1.10% at March 31, 2009.
About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African-American communities whose residents, businesses and institutions had limited access to mainstream financial services. Carver, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Manhattan and Queens. For further information, please visit the Company’s website at www.carverbank.com.
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.
###

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)

	March 31,	March 31,
	2010	2009
	(unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$37,513	$8,251
Money market investments	833	5,090

Total cash and cash equivalents	38,346	13,341

Securities:
Available-for-sale, at fair value	43,050	59,973
Held-to-maturity, at amortized cost (fair value of $12,603 and $14,528 at March 31, 2010 and March 31, 2009, respectively)	12,343	14,808

Total securities	55,393	74,781

Loans held-for-sale	—	21,105

Loans receivable:
Real estate mortgage loans	600,913	581,987
Commercial business loans	67,695	57,398
Consumer loans	1,403	1,674

Loans, net of unearned income	670,011	641,059
Allowance for loan losses	(12,000)	(7,049)

Total loans receivable, net	658,011	634,010
Office properties and equipment, net	12,076	15,237
Federal Home Loan Bank of New York stock, at cost	4,107	4,174
Bank owned life insurance	9,803	9,481
Accrued interest receivable	3,539	3,697
Core deposit intangibles, net	228	380
Deferred tax asset	14,321	10,214
Other assets	9,650	5,008

Total assets	$805,474	$791,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Savings	115,817	117,438
Non-Interest Bearing Checking	58,792	56,505
NOW	43,593	48,371
Money Market	67,122	43,190
Certificates of Deposit	317,925	337,912

Total Deposits	$603,249	$603,416
Advances from the FHLB-New York and other borrowed money	131,557	115,017
Other liabilities	8,982	8,657

Total liabilities	743,788	727,090

Stockholders’ equity:
Preferred stock (TARP) (par value $0.01 per share, 2,000,000 shares authorized; 18,980 shares, with a liquidation preference of $1,000.00 per share, issued and outstanding as of March 31, 2010 and March 31, 2009)	18,980	18,980
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 2,524,691 shares issued; 2,474,719 and 2,475,037 shares outstanding at March 31, 2010 and March 31, 2009, respectively)	25	25
Additional paid-in capital	24,374	24,214
Retained earnings	18,806	21,898
Treasury stock, at cost (49,972 and 49,654 shares at March 31, 2010 and March 31, 2009, respectively)	(697)	(760)
Accumulated other comprehensive loss	198	(19)

Total stockholders’ equity	61,686	64,338

Total liabilities and stockholders’ equity	$805,474	$791,428

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended				Twelve Months Ended
	March 31,				March 31,
	2010		2009		2010		2009
Interest Income:
Loans		$9,185		$9,114		$37,333		$39,207
Mortgage-backed securities		570		738		2,633		2,480
Investment securities		97		36		357		239
Money market investments		11		29		140		74

Total interest income		9,863		9,917		40,463		42,000

Interest expense:
Deposits		1,464		2,390		6,916		12,906
Advances and other borrowed money		1,093		906		4,092		3,600

Total interest expense		2,557		3,296		11,008		16,506

Net interest income		7,306		6,621		29,455		25,494

Provision for loan losses		4,555		1,933		7,845		2,703

Net interest income after provision for loan losses		2,751		4,688		21,610		22,791

Non-interest income:
Depository fees and charges		707		697		2,963		2,810
Loan fees and service charges		219		188		972		1,258
Gain on sale of securities, net		—		—		446		—
Gain (Loss) on sale of loans, net		8		(343)		(212)		(320)
Other		706		119		904		1,427

Total non-interest income		1,640		661		5,073		5,175

Non-interest expense:
Employee compensation and benefits		2,850		3,165		12,217		13,163
Net occupancy expense		852		1,208		4,618		4,350
Equipment, net		574		778		2,143		2,881
Consulting fees		229		197		803		1,174
Federal deposit insurance premiums		353		123		1,656		512
Goodwill Impairment		—		—		—		7,055
Other		2,784		2,902		9,133		8,697

Total non-interest expense		7,642		8,373		30,570		37,832

Income before income taxes and minority interest		(3,251)		(3,024)		(3,887)		(9,866)
Income tax expense (benefit )		(1,057)		(1,908)		(2,866)		(3,202)
Minority interest, net of taxes		—		—		—		360

Net income (loss)		$(2,194)		$(1,116)		$(1,021)		$(7,024)

Earnings (loss) per common share:
Basic		$(0.97)		$(0.48)		$(0.79)		$(2.87)

Diluted	$	N/A	$	N/A	$	N/A	$	N/A

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2010			2009
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$684,013	$9,184	5.37%	$660,812	$9,114	5.52%
Mortgage-backed securities	58,887	570	3.87%	66,189	738	4.46%
Investment securities (2)	4,757	102	8.52%	5,580	36	2.59%
Other investments and federal funds sold	984	7	2.69%	3,778	29	3.08%

Total interest-earning assets	748,642	9,863	5.27%	736,359	9,917	5.39%
Non-interest-earning assets	63,181			57,994

Total assets	$811,823			$794,353

Interest Bearing Liabilities:
Deposits:
Now demand	$43,577	17	0.16%	$32,080	12	0.15%
Savings and clubs	114,535	64	0.22%	116,855	63	0.22%
Money market	63,520	216	1.35%	46,420	167	1.44%
Certificates of deposit	313,619	1,159	1.47%	370,792	2,138	2.31%
Mortgagors deposits	1,974	8	1.55%	2,284	10	1.76%

Total deposits	537,225	1,464	1.08%	568,431	2,390	1.69%
Borrowed money	142,463	1,093	3.04%	99,880	906	3.64%

Total interest-bearing liabilities	679,688	2,558	1.49%	668,311	3,296	1.98%
Non-interest-bearing liabilities:
Demand	59,038			53,436
Other liabilities	7,750			16,528

Total liabilities	746,477			738,275
Minority Interest	—			—
Stockholders’ equity	65,346			56,078

Total liabilities & stockholders’ equity	$811,823			$794,353

Net interest income		$7,306			$6,621

Average interest rate spread			3.78%			3.41%

Net interest margin			3.90%			3.60%

(1)	Includes non-accrual loans

(2)	Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)
(Unaudited)

	Twelve months ended March 31,
	2010			2009
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$680,245	$37,333	5.49%	$657,665	$39,207	5.96%
Mortgage-backed securities	64,740	2,633	4.07%	50,003	2,480	4.96%
Investment securities (2)	4,877	375	7.68%	5,706	239	4.19%
Other investments and federal funds sold	1,009	122	12.06%	3,990	74	1.85%

Total interest-earning assets	750,871	40,463	5.39%	717,364	42,000	5.85%
Non-interest-earning assets	55,690			59,283

Total assets	$806,561			$776,647

Interest Bearing Liabilities:
Deposits:
Now demand	$48,553	79	0.16%	$26,339	61	0.23%
Savings and clubs	116,477	258	0.22%	120,659	537	0.45%
Money market	51,680	702	1.36%	45,444	903	1.99%
Certificates of deposit	324,924	5,839	1.80%	372,563	11,357	3.05%
Mortgagors deposits	2,335	38	1.61%	2,738	48	1.75%

Total deposits	543,969	6,916	1.27%	567,743	12,906	2.28%
Borrowed money	131,655	4,092	3.11%	90,373	3,600	3.98%

Total interest-bearing liabilities	675,624	11,008	1.63%	658,116	16,506	2.51%
Non-interest-bearing liabilities:
Demand	58,982			53,066
Other liabilities	7,709			12,302

Total liabilities	742,315			723,484
Minority Interest	—			—
Stockholders’ equity	64,246			53,163

Total liabilities & stockholders’ equity	$806,561			$776,647

Net interest income		$29,455			$25,494

Average interest rate spread			3.76%			3.34%

Net interest margin			3.92%			3.55%

(1)	Includes non-accrual loans

(2)	Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS
(Unaudited)

Three Months Ended	Twelve Months Ended
March 31,	March 31,
Selected Statistical Data:	2010	2009	2010	2009

Return on average assets (1)	-1.08%	-0.56%	-0.13%	-0.90%
Return on average equity (2)	-13.43%	-7.96%	-1.59%	-13.21%
Net interest margin (3)	3.90%	3.60%	3.92%	3.55%
Interest rate spread (4)	3.78%	3.41%	3.76%	3.34%
Efficiency ratio (5)	85.42%	114.93%	88.54%	104.16%
Operating expenses to average assets (6)	3.77%	3.34%	3.79%	3.96%
Average equity to average assets (7)	8.05%	8.56%	7.97%	10.26%

Average interest-earning assets to average interest-bearing liabilities	1.10	x	1.10	x	1.11	x	1.09	x

Net income per share	$(0.97)	$(0.48)	$(0.79)	$(2.87)
Average shares outstanding	2,474,719	2,469,970	2,473,560	2,471,732
Cash dividends	$0.025	$0.10	$0.33	$0.40

	March 31,
	2010	2009
Capital Ratios:
Tier I leverage capital ratio (8)	7.86%	9.50%
Tier I risk-based capital ratio (8)	7.88%	11.70%
Total risk-based capital ratio (8)	11.71%	12.77%

Asset Quality Ratios:
Non performing assets to total assets (9)	5.91%	3.31%
Non performing loans to total loans receivable (9)	7.10%	4.01%
Allowance for loan losses to total loans receivable	1.79%	1.11%
Allowance for loan losses to non-performing loans	25.23%	27.40%

(1)	Net income, annualized, divided by average total assets.

(2)	Net income, annualized, divided by average total equity.

(3)	Net interest income, annualized, divided by average interest-earning assets.

(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.

(5)	Operating expenses divided by sum of net interest income plus non-interest income.

(6)	Non-interest expenses, annualized, divided by average total assets.

(7)	Average equity divided by average assets for the period ended.

(8)	These ratios reflect consolidated bank only.

(9)	Non performing assets consist of non-accrual loans, loans accruing 90 days or more past due and real estate owned.